EXHIBIT 23.2




           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm in the Registration Statement on Form S-8 pertaining to the 2007 Incentive Compensation Plan of American Express Company and to the incorporation by reference therein of our reports dated February 18, 2005, except for notes 2 and 19, as to which the date is February 27, 2006, with respect to the consolidated financial statements and schedules of American Express Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP
New York, New York
May 7, 2007